EXHIBIT 3

Additional FAQ – 10/26/2017
I’ve read recently about recommendations from firms including Institutional Shareholder Services (ISS) and Glass Lewis.  What do they do?  And what’s their role in the proxy contest?
Institutional investors such as mutual funds, asset management companies and hedge funds pay proxy advisors such as ISS and Glass Lewis for research and services on matters of corporate governance.  ISS and Glass Lewis provide recommendations on how to vote your shares for an annual meeting and other special situations, such as ADP’s current proxy contest with Pershing Square.  The institutional investors who subscribe to these services weigh the recommendations of the advisory firms when casting their proxy votes.  This week, ADP issued press releases in response to recommendations made both by ISS (LINK), and Glass Lewis (LINK). ISS, which has a substantially larger client base and is thought to be more influential than Glass Lewis, recommended that shareholders support ADP by re-electing 9 ADP directors.

Additional FAQ 10/26/17